Exhibit 4.76

Exclusive Share Purchase Agreement

This Exclusive Share Purchase Agreement (this “Agreement”) is signed by the following parties on January 29, 2024:

Party A: Beijing iQIYI Optical Era Technology Co., Ltd.

Party B:

Party B1: GONG Yu

ID No.: ***

Party B2: WANG Xiaohui

ID No.: ***

Party C: Beijing iQIYI Yinhua Media Co., Ltd.

The parties above, upon friendly negotiation, with respect to the matter that Party A or any third party designated by Party A purchase the shareholdings held by Party B in Party C, reach an agreement as follows, for the parties to observe:

1. Exclusive Share Option

1.1.
From the execution date of this Agreement, Party A has the right to demand Party B (subject to the specific requirements imposed by Party A) to transfer all or part of the 100% shares in Party C held by Party B (hereinafter referred to as the “Target Shares”) at any time under the following circumstances. Party B shall transfer the Target Shares to Party A or any third party designated by Party A according to Party A’s requirements:
(1)
The laws and regulations of PRC permit Party A or a third party designated by Party A to hold all or part of the Target Shares; or
(2)
Other circumstances which are permitted by Chinese laws and regulations and are deemed by Party A as appropriate or necessary.

The share option obtained by Party A hereunder is exclusive, unconditional and irrevocable.

1.2.
All the parties agree that, subject to the terms and conditions herein, and provided that laws of PRC are not violated, Party A shall have the right, at its own discretion, to exercise the entire or part of the exclusive share option, and obtain all or part of the Target Shares. All the parties further agree that the time, manner, amount and frequency of Party A’s exercise of the exclusive share option shall not be subject to any limitation.
1.3.
All parties agree that, subject to the terms and conditions herein, and provided that laws of PRC are not violated, Party A may designate any third party to be transferred all or part of the Target Shares. Except in the circumstances expressly prohibited by laws of PRC, Party B shall not refuse to transfer all or part of the Target Shares to such designated third party.
1.4.
Prior to the transfer of all the Target Shares to Party A or the third party designated by Party A in accordance with the provisions of this Agreement, i.e. prior to the time that Party B no longer holds any share in Party C, without prior written consent of Party A, Party B shall not transfer the Target Shares to any third party, and shall not pledge the Target Shares with any third party or create any encumbrance thereupon, except under the Share Pledge Agreement otherwise entered into by Party A and Party C.
1.5.
Party B agrees that, as a shareholder of Party C, prior to transfer of the Target Shares in Party C owned by Party B to Party A, in the events that Party B receives dividend, bonus or residue asset, provided that relevant laws and regulations of PRC are complied with and after the taxes and expenses required by relevant laws and regulations are paid, Party B shall deliver all the proceeds to Party A or the third party designated by Party A immediately upon obtaining such proceeds.

2. Procedure

2.1.
In the event that Party A decides to exercise the exclusive share option pursuant to the provision of the Article 1.1 above, Party A shall send to Party B a written notice (see Schedule III of this Agreement for the format), and shall state in the notice the proportion or amount, and the name of identity of the transferee. Party B and Party C shall provide all the necessary materials and documents for the share transfer within seven (7) days from the date of notice by Party A, including the Share Transfer Contract and the Letter of Consent executed in the format prescribed by the appendixes to this Agreement.
2.2.
Except the notice provided in the Article 2.1 above herein, no other condition exists prerequisite or incidental to the exercise by Party A to purchase the Target Shares.
2.3.
Party B shall provide Party C necessary and timely cooperation to assist Party C in completing the review and approval procedures at the review and approval authorities (as required by law) and completing share transfer procedures at the industrial and commerce administrative bureaus.
2.4.
The date on which the transfer formalities of the entire 100% shares in Party C are completed in accordance with this Exclusive Share Purchase Agreement shall be the date on which the exercise of the exclusive share option is completed.

3. Transfer Price

3.1.
All parties confirm that, subject to compliance with the laws and regulations of PRC, the Target Shares shall be transferred for free or at the lowest price permitted by the laws and regulations of PRC. If the Target Shares are transferred in installments, the correspondence transfer prices and amounts shall be determined according to the specific transfer time and the proportion of the Target Shares transferred.
3.2.
The parties shall assume, pursuant to law, their respective portions of the taxes and expenses arising from the transfer of the Target Shares.
3.3.
In the event that the Target Shares are not transferred for free, Party B agrees that, when Party A or the third party designated by Party A exercises the exclusive share option, subject to laws and regulations of PRC, Party B shall refund all the proceeds it therefore received to Party A or the third party designated by Party A, for repayment of the loan principal, interest, or capital occupation expenses which Party A provides to Party B.

4. Warranties and Undertakings

4.1.
Each party hereby represents and warrants to the other parties as follows:
(1)
The party has all the necessary rights, capabilities and authorizations to execute this Agreement and perform all the duties and obligation under this Agreement;
(2)
The party has passed all the necessary internal procedures for executing this Agreement, and has obtained all the necessary internal and external authorizations and approvals; and
(3)
The execution and performance of this Agreement do not breach any material contract or agreement which binds such party or restricts its assets.
4.2.
Party B and Party C further jointly and severally represent, warrant and undertake to Party A as follows:
(1)
On the date this Agreement becomes effective, both GONG Yu ( ) and WANG Xiaohui ( ) are Chinese citizens, legally hold all the shares in Party C, and have complete and valid disposition rights over such shares. Party C’s registered capital has been fully paid. Except the pledge created in accordance with the Share Pledge Agreement executed by all the parties and other rights Party A agrees to in writing, no mortgage, pledge, guarantee or other third party rights have been created upon the shares in Party C owned by Party B, and such shares are free from recourse by third parties; No third party shall have the rights to demand allotment, issuance, sale, transfer or conversion of any share in Party C pursuant to any option, conversion option, preemptive right or other agreement.

(2)
During the term of this Agreement, except according to the pledge created in accordance with the Share Pledge Agreement executed by all the parties, without prior written consent by Party A, Party B shall not transfer, sell, assign as gift or dispose by other ways any share in Party C to any third party, or create any mortgage, pledge or security interest in other forms or other third party right thereupon, and warrant no recourse from the third parties.
(3)
During the term of this Agreement, without prior written consent by Party A, Party B shall not cause Party C to merge or consolidate with any person, divide, dissolve, change the company form, or decrease the registered capital, or make any other act with material effect on the existence or existence status of Party C, and shall not change Party C’s registered capital structure in other manner.
(4)
Subject to relevant laws and regulations of PRC, Party B and Party C shall, according to the term during which Party A is permitted to operate, extend Party C’s business term at the appropriate time, and therefore make it equal to Party A’s business term, or determine and adjust Party C’s business term according to Party A’s requirement and pursuant to the provisions of the laws of PRC.
(5)
During the term of this Agreement, Party B and Party C shall take their best endeavor to maintain and increase the value of Party C’s assets, shall not carry out any act or omission which may have material adverse effect on Party B’s assets and business. Except with the prior written consent by Party A, Party B and Party C shall not transfer or dispose in other manners Party C’s assets terminate any material contract for which Party C is a party, or enter into any agreement which would affect Party C’s assets and financial position.
(6)
In the event Party C is liquidated or dissolved for any reason out of Party B’s control during the term of this Agreement, subject to the permission by the laws and regulations of PRC, Party B and Party C shall appoint persons recommended by Party A to form a liquidation team to manage Party C’s assets. Party B confirms, in the event that Party C is liquidated or dissolved, whether the above provision of this Article 4(6) is performed or not, Party B agrees to deliver to Party A or the third party designated by Party A all the remaining assets Party B receives in the liquidation of Party C pursuant to laws and regulations of PRC.
(7)
All the parties understand and confirm that, with the occurrence of the circumstances provided by Article 1.1 herein as the premise, Party A’s exercise of the exclusive share option hereunder may also be effected by the way that Party B and Party C transfer the 100% shares they then hold in Party C’s subsidiaries to Party A or the third party designated by Party A, and Party B and Party C unconditionally cooperate in the execution of relevant legal documents by Party A or the third party designated by Party A, and completion of the relevant procedures for the change of shareholdings of Party C’s subsidiaries.

5. Appendixes

The appendixes shall form an integral part of this Agreement and have the same legal force as the other parts of this Agreement.

6. Confidentiality

All provisions hereof and this Agreement itself are confidential information. Each party shall not disclose the confidential information to any third party other than the senior staff members, directors, employees, agents and professional consultants relating to this project who assume the obligation of confidentiality; except the circumstances that the parties, pursuant to the provisions of law, are required to disclose the information relevant to this document to governments, the public or shareholders or submit this document to relevant authorities for record.

This Article 6 shall survive the modification, termination or rescission of this Agreement.

7. Breaching Liabilities

In the event that one party fails to perform any obligation hereunder, or any representation or warranty of the Party hereunder is materially untrue or inaccurate, the party breaches this Agreement, and shall compensate for all losses of the other parties.

8. Force Majeure

An force majeure event refers to any event unforeseeable by anyone of the parties and the occurrence of such event is unavoidable, uncontrollable and insurmountable to such party at the execution date of this Agreement (including but not limited to earthquake, typhoon, flood, fire, strike, war or riot).

Where a force majeure event affects the performance of the Agreement, the party which encounters the force majeure shall immediately: (i) notify the other parties by way of telegraph, fax or other electronic means, and provide a written proof of the force majeure within fifteen (15) working days; (ii) take all reasonable and possible measures to eliminate or mitigate the impact of the force majeure event, and resume the performance of its relevant obligations upon elimination or mitigation of the impact of the force majeure event. Depending on the extent of the impact on the performance of this Agreement, all parties shall, by consultation, decide whether to terminate the Agreement or whether to partially exempt the performance obligations of this Agreement or whether to delay the performance of the Agreement.

9. Supplementary Provisions

9.1.
This Agreement shall be governed by the laws of PRC. The parties shall resolve through amicable negotiation all disputes arising from the performance of this Agreement; in the event that the negotiation fails, the disputes shall be submitted to China International Economic and Trade Arbitration Commission for arbitration pursuant to the arbitral rules then effective of such arbitration institution. The place of arbitration shall be Beijing, the language of arbitration shall be Chinese, and the arbitration award shall be final and shall have binding force upon all the parties. Except for the part submitted to arbitration, the other parts of this Agreement shall remain effective. Subject to the provisions of the laws of PRC, the arbitrator or arbitrators may issue injunction orders over the shares in or assets of Party C (such as conducting of business or mandatory transfer of assets) or order other temporary remedies, or order the conduction of liquidation of Party C through arbitration. The parties agree that, subject to the laws of PRC, when waiting for the composition of the arbitral tribunal or in appropriate circumstances, courts with jurisdiction (including the courts in Hong Kong, at the place of registration and establishment of the company affiliated to Party A and proposed to be listed, at the place of registration of Party C, and at the places where the main assets of the company proposed to be listed or Party C are located) has the power to issue temporary measures to support the arbitral proceeding.
9.2.
This Agreement shall become effective at the date all the parties execute this Agreement, and terminate at the time either when Party A or the third party designated by Party A exercise the option in accordance with the provisions hereof and acquire the 100% shares in Party C, or when all the parties reach any agreement to terminate this Agreement. Except as otherwise agreed, the rights and obligations hereunder shall have binding force upon the parties’ assignees of rights and obligations and successors (regardless whether such assignments of rights and obligations are caused by acquisition, reorganization, succession, assignment or other reasons).
9.3.
The parties acknowledge that this Agreement shall be enforced to the extent permitted by law. If any provision hereof or if any part of any provision is decided by any competent authority or court to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect other provisions hereof or other parts of the provision. Such other provisions or other parts of the provision shall remain completely effective. The Parties shall use their best efforts to amend such illegal, invalid or unenforceable provisions to effect the purpose of the original provisions.
9.4.
This Agreement is written in Chinese and in four (4) original copies with Party A, GONG Yu, WANG Xiaohui and Party C respectively holding one.
9.5.
This Agreement and its appendixes constitute the entire agreement for the transaction under this Agreement and shall replace any and all oral or written communications, undertakings, memoranda or any other discussions previously made by the parties with respect to the subject matter of this Agreement.
9.6.
Any modification or supplement to this Agreement shall be made in writing and shall take effect only after all parties to this Agreement duly sign it.

(The remainder of this page is intentionally left blank)

(signature page for the Exclusive Share Purchase Agreement)

Party A:

Beijing iQIYI Optical Era Technology Co., Ltd. (Seal)

[Company seal is affixed]

Signature by Legal Representative / Authorized Representative:	/s/ Authorized Signatory

Party B:

Party B1: GONG Yu

Signature:	/s/ GONG Yu

Party B2: WANG Xiaohui

Signature:	/s/ WANG Xiaohui

Party C:

Beijing iQIYI Yinhua Media Co., Ltd. (Seal)

[Company seal is affixed]

Signature by Legal Representative / Authorized Representative:	/s/ Authorized Signatory

Appendix I:

Share Transfer Contract

This Share Transfer Contract (hereinafter referred to as this “Contract”) was entered into by the following two parties in [ ], China on [ dd/mm/yy ].

Transferor: [ ], ID No. [ ]

Transferee: [ ]

The above two parties reach by friendly negotiation an agreement on share transfer as follows:

1.
The Transferor agrees to transfer [ ]% shares held by him/her/it in Beijing iQIYI Yinhua Media Co., Ltd. (the “Target Shares”) to the Transferee for RMB [ ]. The Transferee agrees to accept such Target Shares.
2.
After completion of the transfer of the Target Shares, the Transferor no longer enjoys the shareholders’ rights or undertakes the shareholders’ obligations attached to the Target Shares. The Transferee shall enjoy the shareholders’ rights and undertake the shareholders’ obligations attached to the Target Shares.
3.
Both parties may sign supplementary agreements regarding the matters not covered by this Contract.
4.
This Contract shall come into effect from the date of executing this Contract by both parties.
5.
This Contract is made in quadruplicate, with each party holding one and others for registration of alteration with industry and commerce administrative authorities.

Transferor: [ ]

Signature:

Transferee: [ ]

Signature:

Appendix II

Letter of Consent

To: Beijing iQIYI Optical Era Technology Co., Ltd.

As a shareholder of Beijing iQIYI Yinhua Media Co., Ltd. (the “Company”), I hereby agree and confirm as follows:

1.
I agree and accept all the terms and conditions of the Exclusive Share Purchase Agreement executed by me and the Company and Beijing iQIYI Optical Era Technology Co., Ltd. (the “WFOE”) on [ dd/mm/yy ], and will take every action to assist the WFOE in handling the transfer procedures for relevant shares in accordance with the provisions of this Agreement when exercising its exclusive option to purchase the shares in the Company.
2.
I agree that when other shareholders of the Company transfer their shares to Beijing iQIYI Optical Era Technology Co., Ltd. Company or its designated third party, I will give up the preemptive right.
3.
I agree to execute or provide necessary documents for handling the transfer procedures for relevant shares when other shareholders transfer their shares in the Company to Beijing iQIYI Optical Era Technology Co., Ltd. Company or its designated third party.

GONG Yu /WANG Xiaohui

Signature:

Appendix III:

Exercise Notice

To:	All shareholders of Beijing iQIYI Yinhua Media Co., Ltd.; and / or

Beijing iQIYI Yinhua Media Co., Ltd.

Whereas our company executed the Exclusive Share Purchase Agreement with you on [ dd/mm/yy ] and agreed that you shall, according to our company’s requirement, sell to our company or the transferee designated by our company the shares you hold in Beijing iQIYI Yinhua Media Co., Ltd., subject to the conditions permitted by relevant laws and regulations of PRC.

Therefore, our company hereby gives you this notice as follows:

We hereby demand the exercise of the option under the Exclusive Share Purchase Agreement through the purchase of the shares you hold, which represents [ ]% of the registered capital of Beijing iQIYI Yinhua Media Co., Ltd. (“Shares to Be Transferred”), by our company or the transferee designated by our company, for the price of RMB[ ]. Please, upon receipt of this Notice, immediately handle necessary formalities for selling all the Shares to Be Transferred to our company / the transferee designated by our company in accordance with the Exclusive Share Purchase Agreement.

Beijing iQIYI Optical Era Technology Co., Ltd. (Seal)

By:
Name:
Position:
Date: